Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-195238 on Form S-8 of our report dated August 20, 2014, relating to the consolidated financial statements and financial statement schedules of LVB Acquisition, Inc. appearing in this Annual Report on Form 10-K of LVB Acquisition, Inc. for the year ended May 31, 2014.
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 20, 2014